Exhibit 23.2(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment #4 to Form S-1 (File #333-251897) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated December 24, 2020, relating to the consolidated financial statements of Stem Holdings, Inc. as of September 30, 2020 and 2019 and for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

March 1, 2021